FOR IMMEDIATE RELEASE

ENERGY TRANSFER TO ACQUIRE CRESTWOOD IN A $7.1 BILLION ALL-EQUITY TRANSACTION

•Unit-for-unit, credit neutral bolt-on acquisition
•Expected to be immediately accretive to DCF per unit upon closing
•Extends Energy Transfer’s position in the value chain deeper into the Williston and Delaware basins
•Provides entry into the Powder River basin
•Commercial synergy opportunities from the combination of Crestwood’s Storage and Logistics business and Energy Transfer’s NGL & Refined Products and Crude Oil assets
•Provides Crestwood unitholders with enhanced distribution and significant long-term value appreciation opportunities

DALLAS and HOUSTON—August 16, 2023 - Energy Transfer LP (NYSE: ET) (“Energy Transfer”) and Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) announced today that the parties have entered into a definitive merger agreement pursuant to which Energy Transfer will acquire Crestwood in an all-equity transaction valued at approximately $7.1 billion, including the assumption of $3.3 billion of debt, based on the closing price on August 15, 2023.
Under the terms of the agreement, Crestwood common unitholders will receive 2.07 Energy Transfer common units for each Crestwood common unit. The transaction is expected to close in the fourth quarter of 2023, subject to the approval of Crestwood’s unitholders, regulatory approvals, and other customary closing conditions. Upon closing, Crestwood common unitholders are expected to own approximately 6.5% of Energy Transfer’s outstanding common units.
Complementary Assets
Crestwood’s system includes gathering and processing assets located in the Williston, Delaware and Powder River basins, including approximately 2.0 billion cubic feet per day of gas gathering capacity, 1.4 billion cubic feet per day of gas processing capacity and 340 thousand barrels per day of crude gathering capacity. If consummated, this transaction would extend Energy Transfer’s position in the value chain deeper into the Williston and Delaware basins while also providing entry into the Powder River basin. These assets are expected to complement Energy Transfer’s downstream fractionation capacity at Mont Belvieu, as well as its hydrocarbon export capabilities from both its Nederland Terminal in Texas and the Marcus Hook Terminal in Philadelphia, Pennsylvania.
This transaction is also expected to provide benefits to Energy Transfer’s NGL & Refined Products and Crude Oil businesses with the addition of strategically located storage and terminal assets, including approximately 10 million barrels of storage capacity, as well as trucking and rail terminals. These systems are anchored by predominantly investment-grade producer customers with firm, long-term contracts, and significant acreage dedications.
Positive Financial Impact
The transaction is expected to be immediately accretive to distributable cash flow per unit as well as neutral to Energy Transfer’s leverage metrics upon closing. Similar to Energy Transfer, Crestwood’s cash flows are supported by primarily fee-based revenues from long-term contracts with investment-grade counterparties. In addition, with the increased scale and strengthened balance sheet, Energy Transfer expects to be able to improve on the current cost of financing for the acquired debt securities. Structured as a 100% unit-for-unit exchange, the transaction is tax-efficient to Crestwood unitholders and is anticipated to position both partnerships for long-term value upside through the combination.
Energy Transfer also expects to achieve at least $40 million of annual run-rate cost synergies before additional benefits of financial and commercial opportunities.
Compelling Value Creation for Crestwood Unitholders
Energy Transfer’s premier business model, strong balance sheet and backlog of growth opportunities supports the potential for significant additional value creation over time. The tax-efficient transaction is expected to provide Crestwood unitholders a benefit to distributions per unit and an opportunity to participate in Energy Transfer’s targeted annual distribution per unit growth rate of 3-5%.
Advisors
BofA Securities acted as sole financial advisor to Energy Transfer and Kirkland & Ellis LLP acted as legal counsel. Intrepid Partners, LLC and Evercore acted as financial advisors to Crestwood and Vinson & Elkins LLP acted as legal counsel.
Crestwood Investor Call
Crestwood management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time), which will be broadcast live over the Internet. Investors will be able to access the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least ten minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.
Additional Information
Slide presentations with additional information are accessible via the Energy Transfer and Crestwood websites at www.energytransfer.com and www.crestwoodlp.com.
About Energy Transfer
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with nearly 125,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 41 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 34% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 47% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.

About Crestwood Equity Partners LP
Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. For more information, visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.
Important Information about the Transaction and Where to Find It
In connection with the proposed transaction between Energy Transfer and Crestwood, Energy Transfer and Crestwood will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 filed by Energy Transfer that will include a proxy statement of Crestwood that also constitutes a prospectus of Energy Transfer. A definitive proxy statement/prospectus will be mailed to unitholders of Crestwood. This communication is not a substitute for the registration statement, proxy statement or prospectus or any other document that Energy Transfer or Crestwood (as applicable) may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF Energy Transfer AND CRESTWOOD ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus (when they become available), as well as other filings containing important information about Energy Transfer or Crestwood, without charge at the SEC’s website, at http://www.sec.gov. Copies of the documents filed with the SEC by Energy Transfer will be available free of charge on Energy Transfer’s website at www.energytransfer.com under the tab “Investor Relations” and then under the tab “SEC Filings” or by directing a request to Investor Relations, Energy Transfer LP, 8111 Westchester Drive, Suite 600, Dallas, TX 75225, Tel. No. (214) 981-0795 or to investorrelations@energytransfer.com. Copies of the documents filed with the SEC by Crestwood will be available free of charge on Crestwood’s website at www.crestwoodlp.com under the tab “Investors” and then under the tab “SEC Filings” or by directing a request to Investor Relations, Crestwood Equity Partners LP, 811 Main Street, Suite 3400, Houston, TX 77002, Tel. No. (832) 519-2200 or to investorrelations@crestwoodlp.com. The information included on, or accessible through, Energy Transfer’s or Crestwood’s website is not incorporated by reference into this communication.
Participants in the Solicitation
Energy Transfer, Crestwood and the directors and certain executive officers of their respective general partners may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Crestwood’s general partner is set forth in its proxy statement for its 2023 annual meeting of unitholders, which was filed with the SEC on March 31, 2023, and in its Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 27, 2023. Information about the directors and executive officers of Energy Transfer’s general partner is set forth in its Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 17, 2023. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC when they become available.
No Offer or Solicitation
This communication is for informational purposes only and is not intended to, and shall not, constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any offer, issuance, exchange, transfer, solicitation or sale of securities in any jurisdiction in which such offer, issuance, exchange, transfer, solicitation or sale would be in contravention of applicable law. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).
Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address future business and financial events, conditions, expectations, plans or ambitions, and often include, but are not limited to, words such as “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “anticipate,” “estimate,” “intend,” “plan,” “seek,” “see,” “target” or similar expressions, or variations or negatives of these words, but not all forward-looking statements include such words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of Energy Transfer and Crestwood, that could cause actual results to differ materially from those expressed in such forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: the completion of the proposed transaction on anticipated terms and timing, or at all, including obtaining regulatory approvals that may be required on anticipated terms and Crestwood unitholder approval; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the merger, including the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period; the ability of Energy Transfer and Crestwood to integrate the business successfully and to achieve anticipated synergies and value creation; potential litigation relating to the proposed transaction that could be instituted against Energy Transfer, Crestwood or the directors of their respective general partners; the risk that disruptions from the proposed transaction will harm Energy Transfer’s or Crestwood’s business, including current plans and operations and that management’s time and attention will be diverted on transaction-related issues; potential adverse reactions or changes to business relationships, including with employees suppliers, customers, competitors or credit rating agencies, resulting from the announcement or completion of the proposed transaction; rating agency actions and Energy Transfer and Crestwood’s ability to access short- and long-term debt markets on a timely and affordable basis; legislative, regulatory and economic developments, changes in local, national, or international laws, regulations, and policies affecting Energy Transfer and Crestwood; potential business uncertainty, including the outcome of commercial negotiations and changes to existing business relationships during the pendency of the proposed transaction that could affect Energy Transfer’s and/or Crestwood’s financial performance and operating results; certain restrictions during the pendency of the merger that may impact Crestwood’s ability to pursue certain business opportunities or strategic transactions or otherwise operate its business; acts of terrorism or outbreak of war, hostilities, civil unrest, attacks against Energy Transfer or Crestwood, and other political or security disturbances; dilution caused by Energy Transfer’s issuance of additional units representing limited partner interests in connection with the proposed transaction; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; changes in the supply, demand or price of oil, natural gas, and natural gas liquids; those risks described in Item 1A of Energy Transfer’s Annual Report on Form 10-K, filed with the SEC on February 17, 2023, and its subsequent Quarterly Reports on Form 10‑Q and Current Reports on Form 8-K; those risks described in Item 1A of Crestwood’s Annual Report on Form 10-K, filed with the SEC on February 27, 2023, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; and those risks that will be more fully described in the registration statement on Form S-4 and accompanying proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction.
While the list of factors presented here is, and the list of factors to be presented in the registration statement and the proxy statement/prospectus will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Energy Transfer and Crestwood caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this communication. Neither Energy Transfer nor Crestwood assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Neither future distribution of this communication nor the continued availability of this communication in archive form on Energy Transfer’s or Crestwood’s website should be deemed to constitute an update or re-affirmation of these statements as of any future date.
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
Media Relations:
Media@energytransfer.com
214-840-5820
Crestwood Equity Partners LP
Investor Contact
Andrew Thorington, 713-380-3028
andrew.thorington@crestwoodlp.com
Vice President, Finance and Investor Relations
Media Contact
Joanne Howard, 832-519-2211
joanne.howard@crestwoodlp.com
Senior Vice President, Sustainability and Corporate Communications

Source: Energy Transfer LP and Crestwood Equity Partners LP